Exhibit B

CERTIFICATE OF THE SECRETARY OF PENNANTPARK INVESTMENT CORPORATION

CERTIFYING RESOLUTIONS APPROVING

THE JOINT FIDELITY BOND

THE UNDERSIGNED, the duly appointed Secretary of PennantPark Investment Corporation, a Maryland corporation (the “Corporation”), an externally managed, non-diversified investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the resolutions set forth below were approved by the Board of Directors of the Corporation (the “Directors”), including a majority of the Directors who are not “interested persons” of the Corporation, as defined in Section 2(a)(19) of the 1940 Act (the “Independent Directors”), on May 5, 2009 at a meeting of the Directors:

RESOLVED, that PennantPark Investment Corporation (the “Corporation”), PennantPark Investment Advisers, LLC (the “Adviser”), and PennantPark Investment Administration, LLC (the “Administrator”) shall be named as an insured under a joint fidelity bond (the “Bond”) having an aggregate coverage of $5 million issued by National Union Fire Insurance Company of Pittsburgh, PA, a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Corporation, Adviser and the Administrator from time to time, containing such provisions as may be required by the rules promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”);

RESOLVED, that the proposed form and amount of the Bond considered at the meeting be, and the same hereby are, approved after consideration of all factors deemed relevant by the Directors, and separately approved by the Directors who are not “interested persons” of the Corporation (as defined in the 1940 Act), including, but not limited to, the amount of the bond, the expected value of the assets of the Corporation to which any person covered under the bond may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of the Corporation’s assets, and the nature of the securities in the Corporation’s portfolio;

RESOLVED, that the share of the premium to be paid by the Corporation for the Bond and the method of allocating the premium be, and the same hereby are, approved, after the Directors having given due consideration to, among other things, (i) the number of parties insured under the Bond, (ii) the nature of the business activities of those parties, (iii) the amount of the Bond, (iv) the amount of the premium for the Bond, (v) the ratable allocation of the premium among all the insured parties and (vi) the extent to which the share of the premium allocated to the Corporation under the Bond is less than the premium the Corporation would have had to pay had it maintained a single insured bond;

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to obtain said fidelity bond in substantially the form discussed at the meeting with the other named insured under said Bond providing that, in the event that any recovery is received under the Bond as a result of a loss sustained by the Corporation and also by the other named insured, the Corporation shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act;

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RESOLVED, that the share of the premium to be allocated to the Corporation, the Adviser and the Administrator for the Bond, which is based upon their proportionate share of the sum of the premiums that would have been paid if such fidelity bond coverage had been purchased separately, be, and the same hereby is, approved, after the Directors having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the premium allocated to the Corporation under the Bond is less than the premium the Corporation would have had to pay had it maintained a single insured bond; and

RESOLVED, that the Secretary of the Corporation be, and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act;

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Corporation this 9th day of June , 2009

PENNANTPARK INVESTMENT CORPORATION

/s/ Thomas J. Friedmann
Name:	Thomas J. Friedmann
Title:	Secretary

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